Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement Amended version 1 of our report dated March 31, 2014, relating to the financial statements of Spindle, Inc., which is are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC

Las Vegas, Nevada

March 16, 2015